SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C.  20549


                                   Form 15

        Certification and Notice of Termination of Registration under
           Section 12(g) of the Securities Exchange Act of 1934 or
             Suspension of Duty to File Reports Under Section 13
              and 15(d) of the Securities Exchange Act of 1934.

                       Commission File Number: 33-67498

                      Greenwich Capital Acceptance, Inc.
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            (Exact name of registrant as specified in its charter)

                              600 Steamboat Road
            Greenwich, Connecticut 06830 (203) 625-2700
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Greenwich Capital Acceptance, Inc. Mortgage Pass-Through Certificates,
                  Series 1996-CHL1, Class A
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(Title of each class of securities covered by this Form)

                                None
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(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)  / /   Rule 12h-3(b)(1)(ii)    / /
          Rule 12g-4(a)(1)(ii) / /   Rule 12h-3(b)(2)(i)    / /
          Rule 12g-4(a)(2)(i)  / /   Rule 12h-3(b)(2)(ii)  / /
          Rule 12g-4(a)(2)(ii) / /   Rule 15d-6           /x/
          Rule 12h-3(b)(1)(i)  / /

     Approximate number of holders of record as of the certification or
notice date:   8

     Pursuant to the requirements of the Securities Exchange Act of 1934, Greenwich Capital Acceptance, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:  January 29, 1997     BY: /s/ Peter A. McMullin
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                                Peter A. McMullin, Vice President